UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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MINERVA NEUROSCIENCES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MINERVA NEUROSCIENCES, INC.

1601 Trapelo Road

Suite 286

Waltham, MA 02451

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 11, 2021

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Minerva Neurosciences, Inc., a Delaware corporation, referred to hereafter as the “Company,” “we,” “us,” and “Minerva.” We have decided to hold our Annual Meeting virtually via the Internet at www.virtualshareholdermeeting.com/NERV2021 (the “Annual Meeting”) due to the coronavirus pandemic (COVID-19); we are sensitive to the public health and travel concerns our stockholders may have and the protocols that federal, state, and local governments may impose. We believe that hosting a virtual meeting will enable greater stockholder attendance and participation from any location around the world. The Annual Meeting will be held virtually on Friday, June 11, 2021 at 8:00 a.m. Eastern time at www.virtualshareholdermeeting.com/NERV2021 for the following purposes:

1.	To elect the Board of Directors’ nominees, William F. Doyle and Hans Peter Hasler, to the Board of Directors to hold office until the 2024 Annual Meeting of Stockholders.

2.	To approve a one-time stock option exchange program, or the Exchange Program, as disclosed in this proxy statement.

3.	To approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in this proxy statement.

4.

To ratify the selection by the Audit Committee of the Board of Directors of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2021.

5.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement.

The record date for the Annual Meeting is April 12, 2021. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment or postponement thereof.

Instructions on how to participate in the Annual Meeting and demonstrate proof of stock ownership are posted at www.virtualshareholdermeeting.com/NERV2021. Stockholders may vote and ask questions while connected to the Annual Meeting on the Internet. The webcast of the Annual Meeting will be archived for one year after the date of the Annual Meeting at www.virtualshareholdermeeting.com/NERV2021.

You will not be able to attend the Annual Meeting in person.

By Order of the Board of Directors

Devin Smith

Corporate Secretary

Waltham, Massachusetts

April    , 2021

You are cordially invited to attend the Annual Meeting. Whether or not you expect to attend the Annual Meeting, please vote by telephone, over the Internet as instructed in these materials, or, if you receive a paper proxy card by mail, by completing and returning the proxy card mailed to you as promptly as possible in order to ensure your representation at the Annual Meeting. Even if you have voted by proxy, you may still vote if you attend the Annual Meeting.

MINERVA NEUROSCIENCES, INC.

1601 Trapelo Road

Suite 286

Waltham, MA 02451

PROXY STATEMENT

FOR THE 2021 ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 11, 2021

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why did I receive a notice regarding the availability of proxy materials on the Internet?

Pursuant to rules adopted by the Securities and Exchange Commission, or the SEC, we have elected to provide access to our proxy materials over the Internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials, or the Notice, because the Board of Directors of the Company, or the Board, is soliciting your proxy to vote at the 2021 Annual Meeting of Stockholders, or the Annual Meeting, including at any adjournments or postponements of the meeting. The Notice contains instructions about how to access our proxy materials online and vote online. All stockholders will have the ability to access the proxy materials at the website referred to in the Notice or request to receive a printed set of the proxy materials, including a proxy card. Instructions on how to request a printed copy of the proxy materials may be found in the Notice.

We intend to mail the Notice on or about April 30, 2021 to all stockholders of record entitled to vote at the Annual Meeting.

Will I receive any other proxy materials by mail?

We may send you a proxy card, along with a second Notice, on or after May 12, 2021.

How do I attend the Annual Meeting?

The Annual Meeting will be held virtually through an audio webcast on Friday, June 11, 2021 at 8:00 a.m. Eastern time at www.virtualshareholdermeeting.com/NERV2021. There will be no physical meeting location. The meeting will only be conducted via an audio webcast due to the coronavirus pandemic (COVID-19) as we are sensitive to the public health and travel concerns our stockholders may have and the protocols that federal, state, and local governments may impose. Information on how to vote by virtually attending the Annual Meeting is discussed below.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on April 12, 2021 are entitled to notice of and to vote at the Annual Meeting. On this record date, there were 42,721,566 shares of common stock outstanding and entitled to vote. A list of stockholders entitled to vote at the Annual Meeting will be available for examination during the Annual Meeting at www.virtualshareholdermeeting.com/NERV2021. In addition, information on how to obtain access to the stockholder list will be available during the ten days preceding the meeting at http://ir.minervaneurosciences.com.

Stockholder of Record: Shares Registered in Your Name

If on April 12, 2021 your shares were registered directly in your name with our transfer agent, Computershare Trust Company, N.A., then you are a stockholder of record. As a stockholder of record, you may vote by virtually attending the meeting, vote by proxy by completing and returning a proxy card, or vote over the Internet. Whether or not you plan to virtually attend the meeting, we urge you to vote by completing and returning a proxy card or by voting over the Internet to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on April 12, 2021 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to virtually attend the Annual Meeting via the following link: www.virtualshareholdermeeting.com/NERV2021. However, because you are not the stockholder of record, you may not vote your shares virtually at the meeting via the link unless you request and obtain a valid proxy from your broker or other agent.

Can I attend the Annual Meeting?

We will be hosting the Annual Meeting live via the Internet. You will not be able to attend the Annual Meeting in person. Any stockholder can listen to and participate in the Annual Meeting live via the Internet at www.virtualshareholdermeeting.com/NERV2021. Our Board annually considers the appropriate format of our annual meeting. Our virtual annual meeting allows stockholders to submit questions and comments before and during the meeting. After the meeting, we will spend up to 15 minutes answering stockholder questions that comply with the meeting rules of conduct; the rules of conduct will be posted on the virtual meeting web portal. To the extent time doesn’t allow us to answer all of the appropriately submitted questions, we will answer them in writing on our investor relations website, at http://ir.minervaneurosciences.com/, soon after the meeting. If we receive substantially similar questions, we will group such questions together and provide a single response to avoid repetition.

The Annual Meeting webcast will begin promptly at 8:00 a.m., Eastern Time. We encourage you to access the Annual Meeting webcast prior to the start time. Online check-in will begin, and stockholders may begin submitting written questions, at 7:45 a.m., Eastern Time, and you should allow ample time for the check-in procedures.

What do I need in order to be able to participate in the Annual Meeting?

You will need the 16-digit control number included on your Notice of Internet Availability or your proxy card or voting instruction form (if you received a printed copy of the proxy materials) or included in the email to you if you received the proxy materials by email in order to be able to vote your shares or submit questions during the Annual Meeting. Instructions on how to connect to the Annual Meeting and participate via the Internet, are posted at www.virtualshareholdermeeting.com/NERV2021. If you do not have your 16-digit control number, you will be able to access and listen to the Annual Meeting but you will not be able to vote your shares or submit questions during the Annual Meeting.

We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting or submitting questions. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the Virtual Shareholder Meeting log in page.

What am I voting on?

There are four matters scheduled for a vote:

•	Election of two directors (Proposal 1);

•	Approval of the Exchange Program, as disclosed in this proxy statement (Proposal 2);

•	Advisory approval of the compensation of the Company’s named executive officers, as disclosed in this proxy statement in accordance with SEC rules (Proposal 3); and

•

Ratification of the selection by the Audit Committee of the Board of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2021 (Proposal 4).

What if another matter is properly brought before the meeting?

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

You may either vote “For” the nominees to the Board or you may “Withhold” your vote for such nominees. For the other items of business, you may vote “For” or “Against” or abstain from voting.

The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote by virtually attending the Annual Meeting (by visiting www.virtualshareholdermeeting.com/NERV2021), vote by proxy over the telephone, vote by proxy over the Internet, or vote by proxy using a proxy card that you may request or that we may elect to deliver at a later time. Whether or not you plan to virtually attend the meeting, we urge you to vote by completing and returning a proxy card or by voting over the Internet to ensure your vote is counted. You may still virtually attend the meeting and vote even if you have already voted by proxy.

•	To vote by virtually attending the Annual Meeting, please visit www.virtualshareholdermeeting.com/NERV2021 and follow the instructions provided.

•

To vote using the proxy card, simply complete, sign and date the proxy card that you may request or that we may elect to deliver, and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

•

To vote through the Internet, go to www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the control number from the Notice. Your Internet vote must be received by 11:59 p.m. Eastern time on June 10, 2021 to be counted.

•

To vote over the telephone, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the control number from the Notice. Your telephone vote must be received by 11:59 p.m. Eastern time on June 10, 2021 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a notice containing voting instructions from that organization rather than from the Company. Simply follow the voting instructions in such notice to ensure that your vote is counted. To vote by virtually attending the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of April 12, 2021.

What happens if I do not vote?

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record and do not vote by completing and returning a proxy card or voting over the Internet, by telephone or by virtually attending the Annual Meeting, your shares will not be voted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner and do not instruct your broker, bank or other nominee how to vote your shares, the question of whether your broker, bank or nominee will still be able to vote your shares depends on whether the particular proposal is a “routine” matter. Brokers, banks and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the New York Stock Exchange, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation (including any advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation), and certain corporate governance proposals, even if management-supported. Accordingly, your broker, bank or nominee may not vote your shares on Proposal 1, Proposal 2, or Proposal 3 without your instructions, but may vote your shares on Proposal 4 even in the absence of your instruction.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of the nominees to the Board, “For” approval of the Exchange Program, “For” advisory approval of the compensation of the Company’s named executive officers, and “For” the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021. If any other matter is properly presented at the meeting, your proxyholder (designated company officers) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We have engaged The Proxy Advisory Group, LLC, to assist in the solicitation of proxies and provide related advice and informational support, for a services fee and the reimbursement of customary disbursements, which are not expected to exceed $30,000 in total.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on each Notice to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Stockholder of Record: Shares Registered in Your Name

Yes. You can revoke your vote before the final vote at the meeting. If you are the record holder of your shares, you may revoke your vote in any one of the following ways:

•	You may submit another properly completed proxy card with a later date;

•	You may subsequently vote through the Internet or by telephone. Your Internet or telephone vote must be received by 11:59 p.m. Eastern time on June 10, 2021 to be counted;

•	You may send a timely written notice that you are revoking your vote to the Company’s Corporate Secretary at Minerva Neurosciences, Inc., 1601 Trapelo Road, Suite 286, Waltham, MA 02451; or

•	You may virtually attend the Annual Meeting and vote by visiting www.virtualshareholdermeeting.com/NERV2021. Simply attending the virtual meeting will not, by itself, revoke your vote.

Your most current proxy card or Internet vote is the one that is counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If your shares are held by a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or nominee.

When are stockholder proposals and director nominations due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 21, 2021, to the Company’s Corporate Secretary at Minerva Neurosciences, Inc., 1601 Trapelo Road, Suite 286, Waltham, MA 02451, and you must comply with all applicable requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended, or the Exchange Act; provided, however, that if our 2022 Annual Meeting of Stockholders is held before May 12, 2022 or after July 11, 2022, then the deadline is a reasonable amount of time prior to the date we begin to print and mail our proxy materials for the 2022 Annual Meeting of Stockholders.

Pursuant to our Bylaws, if you wish to bring a proposal before the stockholders or nominate a director at the 2022 Annual Meeting of Stockholders, but you are not requesting that your proposal or nomination be included in next year’s proxy materials, you must notify our Corporate Secretary, in writing, not later than the close of business on March 13, 2022 nor earlier than the close of business on February 11, 2022; provided, however, if our 2022 Annual Meeting of Stockholders is not held between May 12 , 2022 and July 11, 2022, to be timely, notice by the stockholder must be received not earlier than the 15th day following the day on which public announcement of the date of the 2022 Annual Meeting of Stockholders is first made. You are also advised to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count, for the proposal to elect directors, votes “For,” “Withhold,” and broker non-votes; and, with respect to the other proposals, votes “For” and “Against,” abstentions and, if applicable, broker non-votes. Abstentions will be counted towards the vote total for each of Proposals 2, 3 and 4 and will have the same effect as “Against” votes. Broker non-votes on Proposals 1, 2, 3, and 4 will have no effect and will not be counted towards the vote total for any of those proposals.

What are “broker non-votes”?

As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to the broker, bank or nominee holding the shares as to how to vote on matters deemed to be “non-routine,” the broker, bank or nominee cannot vote the shares. These unvoted shares are counted as “broker non-votes.” Proposals 1, 2, 3, and 4 are considered to be “non-routine” and we therefore expect broker non-votes to exist in connection with those proposals.

How many votes are needed to approve each proposal?

•

For Proposal 1, the election of directors, the two nominees receiving the most “For” votes from the holders of shares present or represented by proxy and entitled to vote on the election of directors will be elected. Only votes “For” or “Withheld” will affect the outcome. Broker non-votes will have no effect.

•

To be approved, Proposal 2, approval of the Exchange Program, must receive “For” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote on the matter. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

•

To be approved, Proposal No. 3, advisory approval of the compensation of the Company’s named executive officers, will be considered to be approved if it receives “For” votes from the holders of a majority of shares present or represented by proxy and entitled to vote on the matter. If you mark your proxy to “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

•

To be approved, Proposal 4, ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal year ending December 31, 2021, must receive “For” votes from the holders of a majority of shares present or represented by proxy and entitled to vote on the matter. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the meeting or represented by proxy. On the record date, there were 42,721,566 shares outstanding and entitled to vote. Thus, the holders of 21,360,784 shares must be present or represented by proxy at the meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you virtually attend the Annual Meeting at www.virtualshareholdermeeting.com/NERV2021. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the meeting or represented by proxy may adjourn the meeting to another date.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Vacancies on the Board may be filled by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified. If, at the time of filling any vacancy, the directors then in office constitute less than a majority of the whole Board, upon application of any stockholder(s) holding at least ten percent of the total number of the shares at the time outstanding having the right to vote for such directors, the Delaware Court of Chancery may order an election be held to fill such vacancies or to replace the directors chosen by the directors then in office.

The Board presently has seven members. There are two directors in the class whose term of office expires on the date of the Annual Meeting. Each of the two nominees listed below is currently a director of the Company. If elected at the Annual Meeting, each of these nominees would serve until the 2024 Annual Meeting and until his successor has been duly elected and qualified, or, if sooner, until the director’s death, resignation, or removal. It is the Company’s policy to encourage directors and nominees for director to attend the Annual Meeting. All seven of our directors serving at the time of our 2020 Annual Meeting of Stockholders attended that meeting either by teleconference or in person.

Directors are elected by a plurality of the votes of the holders of shares present or represented by proxy and entitled to vote on the election of directors. Shares represented by executed proxies will be voted, if the authority to do so is not withheld, for the election of the two nominees named below. If either nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead be voted for the election of a substitute nominee proposed by the Board. Each nominee has agreed to serve if elected. The Company’s management has no reason to believe that either of the nominees will be unable to serve.

The following is a brief biography of each nominee for re-election and each director whose term will continue after the Annual Meeting:

NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2024 ANNUAL MEETING

William F. Doyle, age 59, has served on our Board since December 2017. Mr. Doyle is Executive Chairman of Novocure Ltd., a commercial stage Nasdaq-listed oncology company, where he has served as Chairman of the Board since 2009 and a director since 2004. Since 2004, Mr. Doyle has served as a director of OptiNose, Inc., a Nasdaq-listed specialty pharmaceutical company. From 2015 to 2017, he served on the board of directors of Zoetis Inc., a New York Stock Exchange-listed animal health company. Mr. Doyle is currently the Executive Chairman of BlinkHealth LLC, an online pharmacy and is also the Managing Director of WFD Ventures LLC, a private venture capital firm. Previously, he was a member of Johnson & Johnson’s Medical Devices and Diagnostics Group Operating Committee and Vice President, Licensing and Acquisitions. While at Johnson & Johnson, Mr. Doyle was also Chairman of the Medical Devices Research and Development Council, Worldwide President of Biosense-Webster, Inc., and a member of the boards of Cordis Corporation and Johnson & Johnson Development Corporation, Johnson & Johnson’s venture capital subsidiary. Earlier he was a management consultant at McKinsey & Company. Mr. Doyle holds an S.B. in materials science and engineering from the Massachusetts Institute of Technology and an M.B.A. from Harvard Business School. Our Board believes Mr. Doyle’s experience serving in executive officer positions, service on multiple boards of directors, and extensive knowledge of the industry qualifies him to serve as a member of our Board.

Hans Peter Hasler, age 65, has served on our Board since December 2017. Mr. Hasler is Founder and Chief Executive Officer of Vicarius Pharma AG, a privately held company that provides strategic options to non-European bio-pharma companies bringing late-stage assets to the European market. He is also Senior Advisor at SBTech Global Advisory. His prior experience includes Elan Corporation, where he was Chief Operating Officer, and Biogen, Inc., where his positions included Chief Operating Officer, Executive Vice President, Head of Global Neurology and International. Previously, Mr. Hasler was at Wyeth Pharmaceuticals as Senior Vice President, Chief Marketing Officer and Managing Director of Wyeth Group Germany and General Manager, Wyeth-Lederle Switzerland, Austria and ECE. Mr. Hasler is Chairman of the Board of HBM Healthcare Investments AG in Switzerland. Since September 2018, Mr. Hasler has been a director of Shield Therapeutics, an AIM-listed specialty-pharma company and since June 2009, he has served as a director of HBM Healthcare Investments, an investment company listed on SIX Swiss Exchange. Mr. Hasler holds a Federal Swiss Commercial Diploma and a Marketing Manager Certificate from the Swiss Institute of Business Economy SIB, Zurich, Switzerland. Our Board believes Mr. Hasler’s experience helping bring late-stage assets to market, as well as his overall experience in the biotech industry in positions of leadership qualifies him to serve as a member of our Board.

THE BOARD RECOMMENDS

A VOTE IN FAVOR OF EACH NAMED NOMINEE.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2022 ANNUAL MEETING

Jeryl Hilleman, age 63, has served on our Board since July 2018. From June 2014 to December 2019, Ms. Hilleman served as Chief Financial Officer of Intersect ENT, Inc., a Nasdaq-listed medical device company. From September 2013 to May 2014, Ms. Hilleman served as Chief Financial Officer and Secretary of Ocera Therapeutics, Inc. (“Ocera”), a biopharmaceutical company, where she was responsible for managing Ocera’s financial and accounting operations. From 2012 to 2013, Ms. Hilleman provided independent financial and strategic consulting for biotech and cleantech companies. From January 2008 to May 2012, she served as Chief Financial Officer of Amyris, Inc., a multinational, renewable products company based in California and Brazil, where she was responsible for managing financial and accounting operations. From January 2005, Ms. Hilleman served as a member of the Board of Directors of Xenoport, Inc., a publicly-held biopharmaceutical company, until it was acquired in July 2016. Since July 2018, Ms. Hilleman has served as a director of Novocure Ltd., a commercial stage Nasdaq-listed oncology company. Since December 2019, Ms. Hilleman has served as a director of SI-Bone Inc., a commercial stage Nasdaq-listed joint pain therapy company. Ms. Hilleman holds an A.B. from Brown University and an M.B.A. from the Wharton Graduate School of Business. Our Board believes that Ms. Hilleman’s extensive experience in the pharmaceutical industry and as a chief financial officer qualifies her to serve on our Board.

Dr. Fouzia Laghrissi-Thode, age 58, has served on our Board since May 2015. Dr. Laghrissi-Thode has held positions of leadership at AstraZeneca, Roche, Novartis and Sandoz in a broad range of therapeutic areas, including central nervous system, cardiovascular, metabolic disease and genito-urinary health. She is currently Chief Executive Officer and a member of the board of directors of DalCor Pharmaceuticals. Prior to joining DalCor, Dr. Laghrissi-Thode served as U.S. Vice President for the renal-cardio therapy area at AstraZeneca, Head of the South San Francisco site, and the chief executive officer of ZS Pharma, Inc. She was formerly vice president of the cardiovascular and metabolism therapy area at AstraZeneca. Dr. Laghrissi-Thode holds an M.D. from the University of Tours School of Medicine in France, is board certified in psychiatry and was an adjunct professor of psychiatry at the University of Pittsburgh. Our Board believes that Dr. Laghrissi-Thode’s extensive experience in the pharmaceutical industry and field of psychiatry qualifies her to serve on our Board.

Dr. Remy Luthringer, age 60, has provided services to us since July 2010, first as a consultant and then as an employee beginning in May 2014. Dr. Luthringer was named our President and Chief Executive Officer in November 2014, and served as President until December 2017. He has served on our Board since November 2014. Dr. Luthringer serves as an advisor to Medicxi Ventures, formerly Index Ventures Life Sciences, and previously served as an advisor to Index Ventures and as Chief Medical Officer to Index Life VI, a biotechnology fund raised by Index Ventures, and serves on the board of directors of a number of private companies. He received his Ph.D. in Pharmacology and Neurosciences from University Louis Pasteur (France). Our Board believes that Dr. Luthringer should serve on our Board due to his extensive knowledge of our business as well as his corporate vision and operational knowledge, which provide strategic guidance to our Board.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2023 ANNUAL MEETING

Dr. David Kupfer, age 80, has served on our Board since he was elected by the Board in November 2015. Dr. Kupfer is Distinguished Professor Emeritus of Psychiatry at the University of Pittsburgh School of Medicine, where he chaired that department for 26 years. He also chaired the American Psychiatric Association Task Force for the development of the Fifth Edition of the Diagnostic and Statistical Manual of Mental Disorders, or DSM-5, which defines the criteria for the diagnosis and classification of mental disorders. Dr. Kupfer received his M.D. from Yale University in 1965. Our Board believes that Dr. Kupfer’s extensive experience in the field of psychiatry qualifies him to serve on our Board.

Jan van Heek, age 71, has served on our Board since July 2014. Since 2009, Mr. van Heek has been a Principal and Partner at BioPoint Group, a business development consulting company, where he advises biotechnology and other healthcare companies in commercial strategy development, financing, and business development. He is also currently a board member of Amarin Corporation, a publicly traded biopharmaceutical company. He received an M.B.A. from St. Gallen University in Switzerland and an executive degree from Stanford Business School. Our Board believes that Mr. van Heek’s experience in the biotechnology industry and his executive experience, specifically his experience in executive officer positions at other companies in the biotechnology industry, as well as his service on other boards of directors, qualifies him to serve as a member of our Board.

INFORMATION REGARDING THE BOARD AND CORPORATE GOVERNANCE

INDEPENDENCE OF THE BOARD

As required under the Nasdaq Stock Market, or Nasdaq, listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of Nasdaq, as in effect from time to time.

Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent auditors, the Board has affirmatively determined that the following directors are independent directors within the meaning of the applicable Nasdaq listing standards and our Corporate Governance Guidelines: William F. Doyle, Hans Peter Hasler, Jeryl Hilleman, Dr. David Kupfer, Dr. Fouzia Laghrissi-Thode, and Jan van Heek. In making this determination, the Board found that none of these directors or nominees for director had a material or other disqualifying relationship with the Company. Dr. Luthringer is not considered independent because he is an executive officer of the Company.

There are no family relationships among any of our directors or executive officers.

BOARD LEADERSHIP STRUCTURE

The Company’s Board of Directors is currently chaired by the Chief Executive Officer of the Company, Dr. Luthringer. The Board has also appointed Mr. Doyle as lead independent director.

The Company believes that combining the positions of Chief Executive Officer and Board Chair helps to ensure that the Board and management act with a common purpose and provides a single, clear chain of command to execute the Company’s strategic initiatives and business plans. In addition, the Company believes that a combined Chief Executive Officer/Board Chair is better positioned to act as a bridge between management and the Board, facilitating the regular flow of information. The Company also believes that it is advantageous to have a Board Chair with an extensive history with and knowledge of the Company (as is the case with the Company’s Chief Executive Officer).

The Board appointed Mr. Doyle as the lead independent director to help reinforce the independence of the Board as a whole. The position of lead independent director has been structured to serve as an effective balance to a combined Chief Executive Officer/Board Chair: the lead independent director is empowered to, among other duties and responsibilities, approve agendas and meeting schedules for regular Board meetings, preside over Board meetings in the absence of the Chair, preside over and establish the agendas for meetings of the independent directors, act as liaison between the Chair and the independent directors, approve information sent to the Board, preside over any portions of Board meetings at which the evaluation or compensation of the Chief Executive Officer is presented or discussed and, as appropriate upon request, act as a liaison to shareholders. In addition, it is the responsibility of the lead independent director to coordinate between the Board and management with regard to the determination and implementation of responses to any problematic risk management issues. As a result, the Company believes that the lead independent director can help ensure the effective independent functioning of the Board in its oversight responsibilities. In addition, the Company believes that the lead independent director is better positioned to build a consensus among directors and to serve as a conduit between the other independent directors and the Board Chair, for example, by facilitating the inclusion on meeting agendas of matters of concern to the independent directors. In light of the Chief Executive Officer’s extensive history with and knowledge of the Company, and because the Board’s lead independent director is empowered to play a significant role in the Board’s leadership and in reinforcing the independence of the Board, the Company believes that it is advantageous for the Company to combine the positions of Chief Executive Officer and Board Chair.

ROLE OF THE BOARD IN RISK OVERSIGHT

One of the Board’s key functions is informed oversight of our risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various standing Board committees that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for us. Regarding the coronavirus pandemic (COVID-19), our management remains focused on addressing the concerns of our employees and matters related to our business, as well as updating and communicating with the full Board regularly. The full Board has oversight and has been engaged concerning the monitoring and identification of risks to the Company, including with respect to the actions we are taking to mitigate risks related to this pandemic.

Our Audit Committee has the responsibility to review and discuss with management, as appropriate, our guidelines and policies with respect to risk assessment and risk management, including our major financial risk exposures and the steps taken by management to monitor and control these exposures. Our Nominating and Corporate Governance Committee is responsible for developing our corporate governance principles, and periodically reviews these principles and their application. Our Compensation Committee reviews our practices and policies of employee compensation as they relate to risk management and risk-taking incentives, to determine whether such compensation policies and practices are reasonably likely to have a material adverse effect on us.

PROHIBITIONS ON HEDGING, PLEDGING AND SPECULATIVE TRANSACTIONS

Under the terms of our insider trading policy, our officers and directors are prohibited from short-selling our securities and are prohibited from holding our securities in a margin account. In addition, none of our directors or officers may pledge our securities as collateral for a loan, or buy or sell puts, calls, other derivative securities of the Company or any derivative securities that provide the economic equivalent of ownership of any of the Company’s securities or an opportunity, direct or indirect, to profit from any change in the value of the Company’s securities, at any time, without the approval of the Audit Committee.

MEETINGS OF THE BOARD

The Board met nine times during the last fiscal year. Each Board member attended 75% or more of the aggregate number of meetings of the Board and of the committees on which he or she served, held during the portion of the last fiscal year for which he or she was a director or committee member.

INFORMATION REGARDING COMMITTEES OF THE BOARD

The Board has three committees: an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. The following table provides membership and meeting information for the fiscal year ended December 31, 2020 for each of the Board committees:

Name	Audit		Compensation		Nominating and Corporate Governance
William F. Doyle	X		X	*
Hans Peter Hasler			X		X
Jeryl Hilleman	X	*
Dr. David Kupfer					X	*
Dr. Fouzia Laghrissi-Thode			X
Dr. Remy Luthringer
Jan van Heek	X
Total meetings in 2020 fiscal year	4		3		1

*	Committee Chairperson

Below is a description of each committee of the Board.

Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board has determined that each member of each committee meets the applicable Nasdaq rules and regulations regarding “independence,” and each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to the Company.

Audit Committee

The Audit Committee of the Board was established by the Board in accordance with Section 3(a)(58)(A) of the Exchange Act to oversee the Company’s corporate accounting and financial reporting processes and audits of its financial statements. For this purpose, the Audit Committee performs several functions. The Audit Committee, among other things, evaluates the performance of and assesses the qualifications of the independent registered public accounting firm; determines and approves the engagement of the independent registered public accounting firm; determines whether to retain or terminate the existing independent registered public accounting firm or to appoint and engage a new independent registered public accounting firm; reviews and approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent registered public accounting firm on the Company’s audit engagement team as required by law; reviews and approves or rejects transactions between the Company and any related persons; confers with management regarding the effectiveness of internal controls over financial reporting; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and meets to review the Company’s annual audited consolidated financial statements and quarterly unaudited consolidated financial statements with management and the independent registered public accounting firm. In 2020, the Audit Committee met four times.

The Audit Committee is currently composed of three directors: Ms. Hilleman (Chair), Mr. Doyle and Mr. van Heek. The Board has adopted a written Audit Committee charter that is available on the Company’s website at http://ir.minervaneurosciences.com/corporate-governance.

The Board reviews the Nasdaq listing standards definition of independence for Audit Committee members on an annual basis and has determined that Ms. Hilleman and Messrs. Doyle and van Heek are independent (as independence is currently defined in Rule 5605(c)(2)(A) of the Nasdaq listing standards).

The Board has also determined that each of Ms. Hilleman and Mr. van Heek qualify as “audit committee financial experts,” as defined in applicable SEC rules. The Board made a qualitative assessment of each of Ms. Hilleman’s and Mr. van Heek’s level of knowledge and experience based on a number of factors, including their formal education and experience serving on audit committees for public reporting companies. The Board has also determined that each of the Audit Committee members is able to read and understand fundamental financial statements.

Report of the Audit Committee of the Board(1)

The Audit Committee has reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2020 with the management of the Company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board, or PCAOB. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

Respectfully submitted,
The Audit Committee of the Board of Directors

Ms. Jeryl Hilleman, Chair
Mr. William F. Doyle Mr. Jan van Heek

(1)

The material in this report is not “soliciting material,” is not deemed “filed” with the Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee

The Compensation Committee is composed of three directors: Mr. Doyle (Chair), Mr. Hasler and Dr. Laghrissi-Thode. All members of the Company’s Compensation Committee are independent (as independence is currently defined in Rule 5605(d)(2)(A) of the Nasdaq listing standards). The Board has adopted a written Compensation Committee charter that is available on the Company’s website at http://ir.minervaneurosciences.com/corporate-governance.

The Compensation Committee of the Board acts on behalf of the Board to review, adopt, and oversee the Company’s compensation strategy, policies, plans and programs, including: to establish corporate and individual performance objectives relevant to the compensation of the Company’s executive officers; to review and approve of the compensation and other terms of employment of the Company’s Chief Executive Officer and other executive officers; to review and adopt or make recommendations to the Board in respect of any employment agreements or severance or change-in-control arrangements for the Company’s Chief Executive Officer and other executive officers; to administer the Company’s incentive and equity-based compensation plans; to review and recommend to the Board a succession plan for the Company’s Chief Executive Officer and other executive officers; and to review the compensation of the Company’s non-employee directors and recommend any proposed changes to the Board.

In addition, the Board has also determined that each member of the Compensation Committee is a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act and an “outside director” as that term is defined in Section 162(m) of the Internal Revenue Code of 1986, as amended.

Compensation Committee Processes and Procedures

Typically, the Compensation Committee meets at least twice annually, and with greater frequency if necessary. The agenda for each meeting is usually developed by the Chair of the Compensation Committee, in consultation with the Chief Executive Officer and the Chief Financial Officer. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice, or to otherwise participate in Compensation Committee meetings. The Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding his compensation. The Compensation Committee has full access to all books, records, facilities, and personnel of the Company. In addition, under its charter, the Compensation Committee has the authority to obtain, at the expense of the Company, advice and assistance from internal and external legal, accounting, or other advisors and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. The Compensation Committee has direct responsibility for the oversight of the work of any advisors engaged for the purpose of advising the Committee. In particular, the Compensation Committee has the sole authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. Under its charter, the Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel, or other advisor to the compensation committee, other than in-house legal counsel and certain other types of advisors, only after taking into consideration six factors, prescribed by the SEC and Nasdaq, that bear upon the advisor’s independence; however, there is no requirement that any advisor be independent.

During the past fiscal year, after taking into consideration the six factors prescribed by the SEC and Nasdaq, the Compensation Committee engaged Radford as compensation consultant. The Compensation Committee requested that Radford:

•

evaluate the efficacy of and assist in refining the Company’s overall compensation philosophy and practices, including as related to base pay, bonus percentage, and the Company’s equity incentive and long-term incentive plans, to support and reinforce the Company’s long-term strategic goals; and

•	review executive and outside director compensation in comparison to peer data and best market practices.

As part of its engagement, Radford reviewed a peer group of publicly traded companies in the life sciences industry at a stage of development, market capitalization, and size comparable to ours, which companies the Compensation Committee believed were generally comparable to our Company and against which the Compensation Committee believed we competed for executive talent. At the request of the Compensation Committee, Radford also conducted individual interviews with members of the Compensation Committee and senior management to learn more about the Company’s business operations and strategy, key performance metrics and strategic goals, as well as the markets in which the Company competes. Radford ultimately developed broad based recommendations using benchmarks that were presented to the Compensation Committee for its consideration.

In 2014, the Board formed a Non-Senior Officer Stock Option Subcommittee, or the Subcommittee, composed of the Chief Executive Officer, to which it delegated authority to grant, without any further action required by the

Board or the Compensation Committee, stock options to newly hired individuals who carry titles lower than vice president, up to a defined number of shares depending on the title of the employee. In May 2015, the Board approved an amended and restated policy for delegating authority for grants of equity awards to newly hired individuals. Under the amended and restated policy, the Subcommittee, currently composed of Dr. Luthringer, may now grant stock options to newly hired individuals who carry titles lower than senior vice president, within a designated range of shares depending on the title of the employee. The purpose of this delegation of authority is to facilitate the timely grant of options to new non-senior management employees within specified limits approved by the Board. During the fiscal year ended December 31, 2020, the Subcommittee exercised its authority to grant 10,000 options to a new non-senior officer employee.

Historically, the Compensation Committee has made most of the significant adjustments to annual compensation, determined bonus and equity awards and established new performance objectives at one or more meetings held during the first quarter of the year. However, the Compensation Committee also considers matters related to individual compensation, such as compensation for new executive hires, adjustments to the compensation of existing executives, as well as high-level strategic issues, such as the efficacy of the Company’s compensation strategy, potential modifications to that strategy, and new trends, plans or approaches to compensation, at various meetings throughout the year; for example, on October 9, 2020, we adopted a retention program reviewed by the Compensation Committee for certain of our key employees, pursuant to which we will provide cash and equity incentives designed to retain such employees, including our executive officers. Generally, the Compensation Committee’s process comprises two related elements: the determination of compensation levels and the establishment of performance objectives for the current year. For executives other than the Chief Executive Officer, the Compensation Committee solicits and considers evaluations and recommendations submitted by the Chief Executive Officer for the Compensation Committee’s approval. In the case of the Chief Executive Officer, the evaluation of his performance is conducted by the Compensation Committee in consultation with the Board, which determines any adjustments to his compensation as well as equity awards to be granted. Some of the key factors the Compensation Committee considers in making pay decisions are as follows: historical compensation levels, relative position to the market, internal equity, individual and Company performance, strategic importance of role, and retention risk, among others. In 2020, the Compensation Committee met three times and acted twice via Unanimous Written Consent.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of the Board is responsible, among other things, for identifying candidates qualified to serve as directors of the Company (consistent with criteria approved by the Board), recommending to the Board candidates for election as directors and the composition of each of the committees of the Board, overseeing the evaluation of the Board and its committees, and developing the Company’s corporate governance policies. In 2020, the Nominating and Corporate Governance Committee met one time.

The Nominating and Corporate Governance Committee is composed of two directors: Dr. Kupfer (Chair) and Mr. Hasler. All members of the Nominating and Corporate Governance Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the Nasdaq listing standards). The Board has adopted a written Nominating and Corporate Governance Committee charter that is available to stockholders on the Company’s website at http://ir.minervaneurosciences.com/corporate-governance.

The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including possessing the ability to read and understand basic financial statements, being over 21 years of age, and having the highest personal integrity and ethics. The Nominating and Corporate Governance Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, the ability to exercise sound business judgment, and the commitment to rigorously represent the long-term interests of the Company’s stockholders. However, the Nominating and

Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee typically considers diversity, age, skills and such other factors as it deems appropriate, given the current needs of the Board and the Company, to maintain a balance of knowledge, experience, and capability. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews these directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for Nasdaq purposes, based upon applicable Nasdaq listing standards, applicable SEC rules and regulations, and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee may engage, if it deems appropriate, a professional search firm to identify qualified director candidates. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation addressed to our Corporate Secretary at 1601 Trapelo Road, Suite 286, Waltham, MA 02451.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD

While the Company has not established a formal policy for stockholder communications with the Board, stockholders who wish to communicate with the Board may do so by sending written communications addressed to the Corporate Secretary of the Company at Minerva Neurosciences, Inc., 1601 Trapelo Road, Suite 286, Waltham, MA 02451.

These communications may be reviewed by one or more employees of the Company designated by the Board, who will determine whether the communication should be presented to the Board. The purpose of this screening is to allow the Board to avoid having to consider irrelevant or inappropriate communications (such as advertisements, solicitations and hostile communications). All communications directed to the Audit Committee in accordance with the Company’s Whistleblower Policy that relate to questionable accounting or auditing matters involving the Company will be promptly and directly forwarded to the Audit Committee.

CODE OF ETHICS

The Company has adopted a Code of Business Conduct and Ethics, or the Code of Ethics, which applies to all officers, directors, and employees. The Code of Ethics is available on the Company’s website at http://ir.minervaneurosciences.com/corporate-governance. If the Company makes any substantive amendments to the Code of Ethics or grants any waiver from a provision of the Code of Ethics to any executive officer or director, the Company will promptly disclose the nature of the amendment or waiver on its website.

PROPOSAL 2: APPROVAL OF THE STOCK OPTION EXCHANGE PROGRAM

Overview

We are seeking stockholder approval of a proposed one-time stock option exchange program, or the Exchange Program, for our employees, including our named executive officers, whom we refer to as the Eligible Participants. Non-executive directors will not be eligible to participate in the Exchange Program. If implemented, the Exchange Program would permit Eligible Participants to surrender out-of-the-money, or “underwater”, stock options issued and outstanding under our Amended and Restated 2013 Equity Incentive Plan, which we refer to as our 2013 Plan, with a per-share exercise price of $4.47 or greater, which we refer to as Eligible Options, in exchange for a grant of fewer performance-based vesting restricted stock units, which we refer to as PRSUs, that may be settled for shares of our common stock under our 2013 Plan. Options surrendered in the Exchange Program would be cancelled and shares subject to the cancelled options would be returned to the pool and again become available for issuance under our 2013 Plan.

Approval of the Exchange Program will enable us to leverage stock incentive awards for the purposes for which they were originally intended: to retain our employees and to encourage behavior that will increase the value of the equity awards and the overall value of our Company.

The Exchange Program will also directly align the interests of our employees and our stockholders, because vesting of all of the PRSUs, including PRSUs received in exchange for fully-vested Eligible Options, will be conditioned on achievement of two critical milestones: (i) acceptance for filing by the FDA of a new drug application for our lead candidate roluperidone, and (ii) marketing approval by the FDA of roluperidone.

Finally, the Exchange Program will allow us to reduce the number of shares subject to outstanding equity awards as compared to the total number of shares of our outstanding common stock, which we refer to as our equity award overhang, through the cancellation of outstanding stock options that currently provide no meaningful retention value to our employees.

The Exchange Program is subject to the approval of our stockholders under applicable NASDAQ Listing Rules.

Our board of directors believes that the Exchange Program is in the best interests of our Company and our stockholders for the reasons described below.

Reasons for the Exchange Program

Since May 2020, we have experienced a significant decline in our stock price. While we have taken a number of actions to improve the Company’s performance and remain optimistic regarding the Company’s potential, our stock price remains at a relatively low level. The closing price of our common stock has fallen from $15.22 per share in May 2020 to a low of $2.26 per share in December 2020. All of our outstanding options have exercise prices that exceed, in many cases significantly, the recent trading prices of our common stock. As of April 12, 2021, 100% of outstanding stock options held by Eligible Participants were underwater and 90% have exercise prices of $4.47 per share or higher. Of the Eligible Options, approximately 75% were granted two years or more before July 1, 2021, the anticipated date of commencement of the option exchange and which we refer to as the Exchange Commencement Date.

Stock incentive awards are an essential part of our total compensation structure. This significant decline in the price of our common stock has a meaningful impact on the total compensation actually earned by our employees. This impact on total compensation negatively affects our ability to retain and motivate our employees, whom we rely on to achieve our business plans and strategic objectives. Most of our employees have been working for us for many years and have developed skills or knowledge that would be difficult to replace. An effective and competitive equity incentive program is critical to retaining these employees and is thus critical to the success of our business.

Additionally, under applicable accounting rules, we are required to continue to recognize compensation expense related to underwater stock options as they vest, even if the underwater options are never exercised. We believe the Exchange Program will allow us to recapture retentive and incentive value from the compensation expense that we record in our financial statements with respect to the Eligible Options that are exchanged.

Our board of directors believes the Exchange Program is in our best interests and those of our stockholders, because replacement PRSUs received under the Exchange Program will help retain talented employees and will directly align the interests of our Eligible Participants and stockholders, because vesting of the PRSUs will be conditioned on achievement of two critical milestones: (i) acceptance for filing by the FDA of a new drug application (NDA) for our lead candidate roluperidone, and (ii) marketing approval by the FDA of roluperidone.

In addition, the Exchange Program will provide the opportunity to reduce our “overhang” of outstanding options, allow us to make better use of the compensation costs we incur from our outstanding option awards, and make available more shares under our 2013 Plan for future issuance of awards to valued employees.

Beginning in December 2020, our Compensation Committee engaged Radford, an independent compensation consultant, to perform a comprehensive evaluation of a stock option exchange program. As part of this evaluation, our Compensation Committee identified the likely participants in an exchange program, and evaluated the value of the equity awards to be exchanged, the general parameters of an exchange program, and the potential impact of an exchange program on our current hiring and retention goals. We determined that an exchange program pursuant to which employees, including our named executive officers, could exchange their underwater stock options for a lesser number of PRSUs was the most attractive alternative for several reasons, including the following:

•

Vesting conditions are directly aligned to the interest of stockholders. The vesting conditions of the PSRUs are closely aligned to the interest of stockholders because (i) 50% of the awards would vest upon FDA acceptance of a new drug application for our lead product, roluperidone (f/k/a MIN-101), which has the potential to be the first product approved by the FDA to treat negative symptoms in patients with schizophrenia, provided that such acceptance is not “over protest” and occurs within three years after the award’s grant date, and (ii) remaining unvested PRSUs would vest upon roluperidone receiving FDA marketing approval, subject, in either case, to the grantee’s continued service through the achievement of the applicable milestone. These vesting conditions were chosen because they are the most important strategic objectives for our Company and their achievement will contribute the most to increasing stockholder value. These conditions apply to all PSRUs, including PRSUs received in exchange for fully-vested Eligible Options.

•

The Exchange Program will have a positive impact on retention. The PSRUs issued in the Exchange Program will replace underwater stock options. If the vesting conditions are met, these PSRUs may be settled for shares of our common stock under our 2013 Plan thus providing economic benefit to participants, unlike Eligible Options, which are substantially underwater even though they may be vested.

•

The Exchange Program will allow us to obtain value for previous compensation expense. We have incurred compensation expense in respect of our current stock option awards despite employees being unable to enjoy any economic benefits through the exercise of the stock options. The PRSUs that will be issued in exchange for the cancelled stock options in the Exchange Program are not expected to result in significant additional compensation expense and therefore will not have a material adverse impact on our reported earnings.

•

The Exchange Program will reduce our “equity award overhang”. Outstanding stock options cannot be removed from our equity award overhang until they are exercised, expire or are terminated. Under the proposed Exchange Program, Eligible Participants will receive significantly fewer replacement PRSUs in exchange for their surrendered stock options, which will reduce overall the number of shares underlying outstanding equity awards. Based on the assumptions described below, if all Eligible Options are exchanged, stock options to purchase approximately 8,321,844 shares will be surrendered and canceled, while only approximately 5,114,494 PRSUs will be granted. Accordingly, the Exchange Program could result in a significant reduction in our outstanding equity awards. All Eligible Options that are not exchanged will remain outstanding and in effect in accordance with their existing terms.

•

The Exchange Program will increase shares available under our 2013 Plan. Under the Exchange Program, shares subject to the Eligible Options that are surrendered will return to the pool of shares available for future grant under our 2013 Plan. As discussed above, if all Eligible Options are exchanged, stock options to purchase approximately 8,321,844 shares will be surrendered and canceled, while replacement PRSU awards covering approximately 5,114,494 shares will be granted. Accordingly, if all Eligible Options are exchanged, it will result in a net increase in the number of shares available for grant under our Plan of approximately 3,207,350 shares. If instead only 80% of the Eligible Options are exchanged, it will result in approximately 2,565,880 shares being returned to the pool of shares. This return of shares will constitute an efficient use of the shares available for future issuance and may allow the pool to last longer without need for an increase.

As a result, we determined that a program under which Eligible Participants could exchange out-of-the-money stock options for a lesser number of PRSUs was the most attractive means available to us to restore incentives for our employees and named executive officers.

Summary of the Exchange Program Features

Eligible Options. Only stock options that were granted before July 1, 2020 (one year before the proposed Exchange Commencement Date) and that have a per share exercise price equal to or greater than $4.47 will be eligible to be exchanged for PRSUs. We anticipate that, on the Exchange Commencement Date, the 52-week intra-day high price of our common stock will be approximately $4.12, and the threshold exercise price of $4.47 represents a 50% premium over the March 22, 2021 share price of $2.98. As of April 12, 2021, approximately 8,321,844 shares were subject to Eligible Options.

Eligible Participants. We intend to make the Exchange Program available to all of our employees, including our named executive officers. To be eligible, an employee must be employed by us or one of our subsidiaries both on the Exchange Commencement Date and on the date on which the surrendered stock options are canceled and the PRSUs are granted to replace them. For eligible employees in some non-U.S. jurisdictions, in the discretion of our Compensation Committee, Eligible Options may be exchanged for a form of award other than PRSUs, if granting of PRSUs under the Exchange Program raises local regulatory, tax, accounting or administrative concerns. As of April 12, 2021, there were twelve Eligible Participants, of whom seven are named executive officers, including our Chief Executive Officer, who is also Chairman of the Board. Non-executive directors will not be eligible to participate in the Exchange Program. Because the Exchange Program is designed to improve the retentive element of our equity-based awards, former employees would also be excluded.

Establishment of a New Vesting Period. New PRSUs will be subject to new vesting conditions whereby (i) 50% of the PRSUs will vest upon FDA acceptance of a new drug application for roluperidone, provided that such acceptance is not “over protest” and occurs within three years after the grant date, and (ii) remaining unvested PRSUs would vest upon roluperidone receiving FDA marketing approval, subject, in either case, to the grantee’s continued service through the applicable milestone. These vesting conditions support the retentive value of the new awards, acknowledge that employees may be surrendering fully-vested but significantly underwater awards, and further align the interests of our stockholders with those of our employees and named executive officers.

Exchange Ratio. Exchange ratios utilized will result in grants of new PRSUs with a fair value, for accounting purposes, that will be approximately equal to the fair value of the Eligible Options that are surrendered in the exchange. Shortly before the start of the Exchange Program, our Compensation Committee will determine exchange ratios by assigning an average exchange ratio to each of the pools of vested and unvested stock options, depending on the fair market value of our common stock on the determination date (which is expected to be the closing price of our common stock on that date).

The exchange ratios will be determined with reference to the fair value of the eligible vested and unvested stock options (calculated using the Black-Scholes option valuation model) within the relevant grouping. In determining fair value, the Black-Scholes model takes into account many variables and estimates, such as our current stock price, the volatility of the price of our common stock, and the remaining term of an eligible stock option. Setting the exchange ratios in this manner is intended to result in the issuance of replacement PRSUs that have an aggregate fair value approximately equal to the aggregate fair value of the surrendered options they replace. This will minimize any additional compensation cost that we must recognize on the new PRSUs, other than compensation expense that might result from fluctuations in our stock price after the exchange ratios have been set but before the exchange actually occurs.

Although the exchange ratios cannot be determined now, we can provide an example based on certain assumptions regarding the start date of the exchange offer and the fair market value of our common stock. The following are provided solely as an example of how we would determine the exchange ratio if we were commencing the exchange offer based on a $2.98 share price as of March 22, 2021. The total number of new PRSUs an Eligible Participant will receive with respect to a surrendered Eligible Option will be determined by converting the number of shares underlying the surrendered Eligible Option according to the exchange ratio and rounding down to the nearest whole share. The exchange ratio will be applied on a grant-by-grant basis.

Sample Exchange Ratios for Eligible Options

Exercise Price	Option Shares Outstanding	Weighted Average Remaining Life (in Years)	Exchange Ratio	New PRSUs
$4.47 to $6.19	3,611,844	4.35	1.75 to 1	2,063,911
$6.20 to $8.19	4,173,500	7.91	1.50 to 1	2,782,333
$8.20 and Up	536,500	5.37	2.00 to 1	268,250

The foregoing exchange ratios are provided solely as examples. We will apply a substantially similar methodology closer to the commencement of the Exchange Program.

Participation in the Exchange Program. Participation in the Exchange Program is voluntary. Eligible Participants will have an election period of at least 20 business days following the Exchange Commencement Date in which to determine whether to participate. Upon the commencement of the Exchange Program, eligible employees holding Eligible Options will receive printed exchange offer materials explaining the precise terms and timing of the Exchange Program. If an Eligible Participant does not elect to participate in the Exchange Program, then his or her eligible stock options will remain outstanding in accordance with their current terms.

Implementation of the Exchange Program Following Stockholder Approval. If we receive the required stockholder approval, the Exchange Program will commence within six months after the date of stockholder approval. The actual implementation date within that 6-month period will be determined by our Compensation Committee. If the Exchange Program does not commence within this time frame, we will not conduct the Exchange Program without again seeking stockholder approval. Our board of directors reserves the right to amend, postpone, or under certain circumstances cancel the Exchange Program once it has commenced.

Effect on Stockholders. The Exchange Program is designed to provide renewed incentives and motivate the Eligible Participants to continue to create stockholder value and is also designed to reduce the number of shares currently subject to outstanding stock options, thereby avoiding the dilution in ownership that normally results from supplemental grants of new stock options or other awards that would be required to be granted if these options remained outstanding. We are unable to predict the precise impact of the Exchange Program on our stockholders because we cannot predict which or how many employees will elect to participate in the Exchange Program, nor can we predict which or how many Eligible Options such employees will elect to exchange.

Effect on our 2013 Plan. Eligible Options surrendered for exchange will be canceled and all shares of common stock subject to such surrendered stock options will again become available for future awards under our

2013 Plan. If all of the Eligible Options are exchanged for PRSUs in accordance with the assumed exchange ratios, eligible stock options for approximately 8,321,844 shares would be surrendered and canceled, and approximately 5,114,494 PRSUs would be issued.

As a result, there would be a net increase in the number of shares remaining available for grant under our 2013 Plan of approximately 3,207,350 shares.

Effect of a Change in Control. As with all other equity awards granted under the 2013 Plan, in the event of a “change in control” (as defined in the 2013 Plan) in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue the PRSUs or substitute similar awards for such awards, the PRSUs will fully accelerate upon the occurrence of the change in control.

Summary of U.S. Federal Income Tax Consequences of Exchange Program for Participating Employees

The following is a summary of the anticipated material U.S. federal income tax consequences of participating in the Exchange Program. A more detailed summary of the applicable tax considerations for participants will be provided in the exchange offer materials that will be made available to employees upon the commencement of the Exchange Program. The law and regulations themselves are subject to change, and the U.S. Internal Revenue Service is not precluded from adopting a contrary position. The exchange of eligible stock options for PRSUs pursuant to the Exchange Program should be treated as a non-taxable exchange and we and participating employees generally should recognize no income for U.S. federal income tax purposes upon the surrender of eligible stock options and the grant of PRSUs. However, the tax consequences for participating employees outside the U.S. may differ.

Overall Effect of Exchange Program

Because the decision whether to participate in the Exchange Program is completely voluntary, we are not able to predict how many employees will elect to participate, how many stock options will be surrendered for exchange, or the number of PRSUs that may be granted in exchange for stock options under the program.

Implementation of the Exchange Program

We have not commenced the Exchange Program and we will not do so unless our stockholders approve this proposal. If our stockholders approve this proposal, and our board of directors determines to proceed, we expect the Exchange Program to commence within six months after the date of stockholder approval of the proposal. If the Exchange Program does not commence within this time frame, we would not conduct another stock option exchange program without first seeking stockholder approval. The date on which the Exchange Program would commence is currently anticipated to be July 1, 2021. Even if the Exchange Program is approved by our stockholders, our board of directors will retain the authority, in its discretion, to terminate, amend or postpone the Exchange Program at any time prior to expiration of the election period under the Exchange Program.

Upon the commencement of the Exchange Program, Eligible Participants holding Eligible Options will receive written materials in the form of an “Offer to Exchange” explaining the precise terms and timing of the Exchange Program. At or before the commencement of the Exchange Program, we will file an Offer to Exchange with the SEC as part of a tender offer statement on Schedule TO. Eligible Participants, as well as stockholders and members of the public, will be able to obtain the Offer to Exchange and other documents filed by us with the SEC free of charge from the SEC’s website at www.sec.gov. The tender offer that we will commence in connection with the Exchange Program is referred to herein as the “Exchange Offer.” Eligible Participants will be given at least 20 business days to elect to surrender their Eligible Options in exchange for PRSUs, which period may be extended by us subject to our compliance with applicable law. Once the offer to exchange is closed, Eligible Options that were surrendered for exchange will be canceled, and our board of directors will approve grants of PRSUs to participating Eligible Participants in accordance with the established exchange ratios. All such PRSUs will be granted under our 2013 Plan and will be subject to the terms of such plan and a PRSU agreement to be entered into between us and each participant.

While the terms of the Exchange Program are expected to be materially similar to the terms described above, we may find it necessary or appropriate to change the terms of the Exchange Program to take into account our administrative needs, requirements of applicable law, accounting rules, and our policy decisions that make it appropriate to change the Exchange Program. We also may alter the method of determining the exchange ratios if we decide that there is a more efficient and appropriate way to set the ratios while still continuing to achieve the objectives of the Exchange Program. However, we will not allow non-employee directors to participate in the Exchange Program, nor will we permit stock options priced below the 52-week intra-day high of our common stock at the launch of the Exchange Program to be exchanged.

Additionally, we may decide not to implement the Exchange Program even if stockholder approval of the Exchange Program is obtained, or we may amend or terminate the Exchange Program once it is in progress. Although we do not anticipate that the staff of the SEC will require us to materially modify the terms of the Exchange Program, it is possible that we may need to alter the terms of the Exchange Program to comply with comments from the SEC. Changes in the terms of the Exchange Program may also be required for tax purposes for U.S. tax residents as the tax treatment of the Exchange Program is not entirely certain. It is also possible that we may need to make modifications to the terms offered to employees in countries outside the U.S. to comply with local requirements, or for tax or accounting reasons. Our Compensation Committee will retain the discretion to make any such necessary or desirable changes to the terms of the Exchange Program for purposes of complying with comments from the SEC or optimizing the U.S. federal or foreign tax consequences.

Financial Statements

Our financial statements are incorporated by reference from our annual report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on March 8, 2021.

Interest of Certain Persons in or Opposition to Matter to be Acted Upon

Our non-employee directors will not be permitted to participate in the Exchange Program. Our named executive officers will be permitted to participate in the Exchange Program to the extent they are employed by us or one of our subsidiaries at the time the Exchange Program starts and on the date on which the surrendered stock options are canceled and the PRSUs are granted to replace them. The following table shows the number of shares subject to Eligible Options held by our named executive officers as of April 12, 2021, and the number of PRSUs that they may receive assuming, for purposes of illustration only using the assumptions described above under “Sample Exchange Ratios for Eligible Options”, that each named executive officer remains eligible and decides to exchange all of his or her Eligible Options.

Name	Title	Shares Underlying All Eligible Options	Weighted Average Exercise Price	Weighted Average Remaining Life (in Years)	Hypothetical Number of PRSUs to be Granted Based on Specified Assumptions
Remy Luthringer	Chairman and CEO	2,895,184	$6.62	5.58	1,744,629
Geoff Race	CFO	1,559,718	$6.70	5.96	934,125
Jay Saoud	Head of Research & Development	671,000	$6.87	7.91	430,667
Michael Davidson	Chief Medical Officer	650,000	$8.42	7.38	392,262
Fred Ahlholm	Chief Accounting Officer	663,465	$7.26	6.68	404,837
Joseph Reilly	Chief Operating Officer	515,000	$7.63	6.76	343,333
Devin Smith	General Counsel	636,434	$6.95	8.12	389,272

If you are both a stockholder and an employee holding Eligible Options, please note that voting to approve the Exchange Program does not constitute an election to participate in the Exchange Program.

Required Vote

The affirmative vote of a majority of the outstanding shares of our common stock present in person or represented by proxy and entitled to vote at the annual meeting is required to approve the Exchange Program.

THE BOARD RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 2

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, and Section 14A of the Exchange Act, our stockholders are entitled to vote to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC rules.

This proposal, commonly known as a “say on pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. The compensation of our named executive officers is disclosed in the section entitled “Executive and Director Compensation” below, including the compensation tables and narrative disclosure contained in this proxy statement. As discussed in those disclosures, we believe that our compensation policies and decisions are focused on pay-for-performance principles and strongly aligned with our stockholders’ interests. Compensation of our named executive officers is designed to enable us to attract and retain talented and experienced executives, whose knowledge, skills and performance are critical to our success, and motivate these executive officers to achieve our business objectives and to lead us in a competitive environment.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this Proxy Statement.

The say on pay vote is advisory, and therefore not binding on us, our Compensation Committee or our Board. Our Board and Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns and our Compensation Committee will evaluate whether any actions are necessary to address those concerns.

THE BOARD RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 3

PROPOSAL 4

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021 and has further directed that the Company’s management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Deloitte & Touche LLP has audited the Company’s consolidated financial statements since the fiscal year ended December 31, 2011. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither the Company’s Bylaws nor other governing documents or law require stockholder ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm. However, the Audit Committee is submitting the selection of Deloitte & Touche LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares present at the Annual Meeting or represented by proxy and entitled to vote on the matter at the Annual Meeting, will be required to ratify the selection of Deloitte & Touche LLP.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following table presents the aggregate fees billed to the Company for the fiscal years ended December 31, 2020 and 2019, by Deloitte & Touche LLP, the Company’s principal accountant.

	Fiscal Year Ended
	2020	2019
Audit fees(1)	$520,000	$656,500
Audit-related fees	—	—
Tax fees	$—	$—
All other fees	$—	$—

Total fees	$520,000	$656,500

(1)

For both fiscal years ended December 31, 2020 and 2019, audit fees represent fees for audit services rendered in connection with the audit of our consolidated financial statements, as well as fees associated with reviews of documents filed with the SEC, our Annual Report on Form 10-K, and our quarterly consolidated financial statements included in our Quarterly Reports on Form 10-Q. For the fiscal year ended December 31, 2020, audit fees also include those associated with the filing of a registration statements on Form S-8, and the delivery of related consents.

All fees described above were pre-approved by the Audit Committee.

In connection with the audit of the 2020 consolidated financial statements, the Company entered into an engagement agreement with Deloitte & Touche LLP that sets forth the terms by which Deloitte & Touche LLP will perform audit services for the Company.

PRE-APPROVAL POLICIES AND PROCEDURES

The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by the Company’s independent registered public accounting firm, Deloitte & Touche LLP. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services, and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor, or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

The Audit Committee has determined that the rendering of services other than audit services by Deloitte & Touche LLP is compatible with maintaining the principal accountant’s independence.

THE BOARD RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 4

EXECUTIVE OFFICERS

The following table sets forth information concerning our executive officers, including their ages as of March 31, 2021. Biographical information for our Chief Executive Officer and director, Dr. Remy Luthringer, is included above with the director biographies under the caption “Directors Continuing in Office Until the 2022 Annual Meeting.”

Name	Age	Position
Dr. Remy Luthringer	60	Chief Executive Officer and Executive Chairman of the Board of Directors
Geoffrey Race	60	Executive Vice President, Chief Financial Officer and Chief Business Officer
Dr. Michael Davidson	71	Chief Medical Officer
Joseph Reilly	46	Senior Vice President and Chief Operating Officer
Frederick Ahlholm	55	Senior Vice President and Chief Accounting Officer
Dr. Jay B. Saoud	62	Senior Vice President, Head of Research and Development
Devin Smith	53	Senior Vice President, General Counsel

Geoffrey Race has provided services to us since July 2010, first as a consultant and then as an employee beginning in May 2014 as Executive Vice President and Chief Financial Officer. Mr. Race was named our Chief Business Officer in January 2016. Prior to joining us, Mr. Race served as the Chief Executive Officer and acting Chief Financial Officer of Funxional Therapeutics Ltd., a clinical stage pharmaceutical company which was spun out of Cambridge University, UK, from June 2010 to November 2013. Mr. Race is currently a member of the board of directors of Huq Industries Ltd. and F-star Therapeutics Ltd. Mr. Race is a Fellow of the Institute of Chartered Management Accountants and earned his M.B.A. from Durham University Business School (UK).

Dr. Michael Davidson has provided research and development consulting services to us since 2014 and was appointed our Chief Medical Officer effective December 2016. He is currently the director of the Stuckinski Centre for Alzheimer’s Disease Care and Research in Israel. Previously, Dr. Davidson worked in the Department of Psychiatry at the Mount Sinai School of Medicine in New York. Before joining Minerva, he also has served as the Chief Psychiatrist at the Sheba Medical Centre in Tel Aviv, Israel and as a consultant to many major pharmaceutical companies. Dr. Davidson has published over 300 articles, primarily in peer reviewed journals, in the areas of Schizophrenia and Alzheimer’s disease. Dr. Davidson previously served on the board of directors at CliniRX Tangent Research, a clinical research organization. He currently serves as an advisory board member of several professional organizations, as chief editor of a major professional journal, and as a reviewer for several other professional journals.

Joseph Reilly has provided services to us since January 2014 and was named our Chief Operating Officer in July 2014. Mr. Reilly was named Senior Vice President in May 2015. Prior to joining us, Mr. Reilly served as Vice President and Head of Commercial Strategy and Operations at Genzyme Corporation, a Sanofi pharmaceutical company, from August 2012 to December 2013. He earned his B.S. in Finance at Boston College and his M.S. in Finance from the Wallace E. Carroll Graduate School of Management at Boston College.

Frederick Ahlholm has provided services to us since January 2014, first as a consultant and then as an employee beginning in June 2014. Mr. Ahlholm was named our Vice President and Chief Accounting Officer in July 2014 and was named Senior Vice President in May 2015. Prior to joining us, from 2010 to 2013, Mr. Ahlholm served as Vice President of Finance and also as Chief Accounting Officer for Amarin Corporation, a commercial biopharmaceutical company. Mr. Ahlholm has over 15 years of experience leading the finance organization at publicly-traded biotech companies, is a CPA and earned his BA in Business Administration at the University of Notre Dame.

Dr. Jay B. Saoud has provided services to us since 2014, first as an employee of PPRS Research, Inc., a strategic research and development consulting partner for Minerva, and then as an employee beginning in August 2017. Before joining Minerva, Dr. Saoud was president and chief executive officer of PPRS Research, Inc., where he now serves as a part-time consultant. Since 2010, Dr. Saoud has also served as founder and general manager of Pharmaceutical Product Development Associates, LLC, a group dedicated to helping move products at various stages of drug development by creating significant incremental clinical and regulatory benefits. Dr. Saoud has more than 28 years of research and development experience in both industry and academia, where he played a critical role in the design, conduct and reporting of clinical trials across multiple therapeutic areas including CNS. Dr. Saoud has been involved in the development of more than 125 active molecules in multiple therapeutic areas. He has a record of successful pre-market and registration submissions in global regulatory jurisdictions and approval of 11 New Drug Applications (NDAs).

Devin Smith has provided services to us since July 2018. Mr. Smith has more than 19 years of legal and compliance experience serving clients in the biotechnology and pharmaceutical industries. Prior to joining us, Mr. Smith served as served as General Counsel and Company Secretary of Stallergenes Greer plc, a global biopharmaceutical company focused on allergy immunotherapy products, beginning in October 2015. From October 2011 until October 2015, Mr. Smith was the Vice President and General Counsel and led the North American legal department for EMD Serono, Inc., the biopharmaceutical division of Merck KGaA. From October 2006 until October 2011, he was the Associate General Counsel for EMD Serono. Prior to EMD Serono, he was a partner at the international law firm of Nixon Peabody LLP. Mr. Smith currently serves on the board of directors of Chainfast Incorporated. Mr. Smith received a B.A. from the University of North Carolina- Chapel Hill and his law degree (cum laude) from Suffolk University Law School.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of the Company’s common stock as of April 12, 2021 by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its common stock.

NAME	Beneficial Ownership(1) Shares	Percentage
Named Executive Officers and Directors:
Dr. Remy Luthringer(2)	3,322,028	6.78%
Geoffrey Race(3)	1,427,322	2.91%
Jay Saoud(4)	389,688	*
William F. Doyle(5)	186,111	*
Dr. Fouzia Laghrissi-Thode(6)	110,000	*
Dr. David Kupfer(7)	357,123	*
Hans Peter Hasler(8)	110,000	*
Jan van Heek(9)	164,800	*
Jeryl Hilleman(10)	78,778	*
All executive officers and directors as a group (13 persons)	7,812,223	15.95%
Other 5% Stockholders:
Funds affiliated with Federated Hermes, Inc.(11)	9,610,200	22.52%
Funds affiliated with The Vanguard Group(12)	4,307,393	10.09%
BlackRock, Inc.(13)	2,211,194	5.20%

*	Represents beneficial ownership of less than 1% of our outstanding common stock.
(1)

This table is based upon information supplied by officers, directors and, in the case of principal stockholders, Schedules 13D and 13G filed with the SEC or information provided by our transfer agent, Computershare Trust Company, N.A. The address of each executive officer and director listed on the table is c/o Minerva Neurosciences, Inc. 1601 Trapelo Road, Suite 286, Waltham, MA 02451. We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the executive officers and directors named in the table above have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws. Applicable percentages are based on 42,721,566 shares outstanding on April 12, 2021, adjusted as required by rules promulgated by the SEC.

(2)

Consists of (a) 926,604 shares of common stock beneficially owned by Wint2felden Holding SA, a company wholly owned by Dr. Luthringer; (b) 66,490 shares of common stock owned by Dr. Luthringer himself, and (c) options to purchase 2,328,934 shares of common stock that are exercisable within 60 days of April 12, 2021.

(3)	Consists of (a) 211,354 shares of common stock and (b) options to purchase 1,215,968 shares of common stock that are exercisable within 60 days of April 12, 2021.
(4)	Consists of options to purchase 389,688 shares of common stock that are exercisable within 60 days of April 12, 2021.
(5)	Consists of (a) 26,111 shares of common stock and (b) options to purchase 160,000 shares of common stock that are exercisable within 60 days of April 12, 2021.
(6)	Consists of options to purchase 110,000 shares of common stock that are exercisable within 60 days of April 12, 2021.

(7)

Consists of (a) 219,188 shares of common stock, (b) 27,935 shares of common stock owned by Dr. Kupfer’s spouse, and (c) options to purchase 110,000 shares of common stock that are exercisable within 60 days of April 12, 2021.

(8)	Consists of (a) 10,000 shares of common stock and (b) options to purchase 100,000 shares of common stock that are exercisable within 60 days of April 12, 2021.
(9)	Consists of (a) 20,333 shares of common stock and (b) options to purchase 144,467 shares of common stock that are exercisable within 60 days of April 12, 2021.
(10)	Consists of (a) 1,000 shares of common stock and (b) options to purchase 77,778 shares of common stock that are exercisable within 60 days of April 12, 2021.
(11)

This information is based solely on the information reported on the Schedule 13G/A filed by Federated Hermes, Inc. on February 12, 2021. Federated Heremes, Inc. (the “Federated Parent”) is the parent holding company of Federated Equity Management Company of Pennsylvania and Federated Global Investment Management Corp. (the “Federated Investment Advisers”), which act as investment advisers to registered investment companies and separate accounts that collectively own 9,610,200 shares of common stock. The Federated Investment Advisers are wholly owned subsidiaries of FII Holdings, Inc., which is a wholly owned subsidiary of the Federated Parent. All of the Federated Parent’s outstanding voting stock is held in the Voting Shares Irrevocable Trust for which Thomas R. Donahue, Rhodora J. Donahue and J. Christopher Donahue act as trustees. The address of Federated Investors is Federated Investors Tower, Pittsburgh, Pennsylvania 15222.

(12)

This information is based solely on the information reported on the Schedule 13G/A filed by The Vanguard Group on February 10, 2021. The Vanguard Group and/or its subsidiaries have shared voting power with respect to 71,872 shares of common stock, shared dispositive power with respect to 81,296 shares of common stock and sole dispositive power with respect to 4,226,097 shares of common stock. The address of BlackRock, Inc. is 100 Vanguard Blvd., Malvern, PA 19355.

(13)

This information is based solely on the information reported on the Schedule 13G/A filed by BlackRock, Inc. on January 29, 2021. BlackRock, Inc. and/or its subsidiaries have sole voting power with respect to 2,195,772 shares of common stock and sole dispositive power with respect to 2,211,194 shares of common stock. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors, and greater than ten percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2020, all Section 16(a) filing requirements applicable to its officers, directors, and greater than ten percent beneficial owners were complied with, except that Messrs. Remy, Russell, Race, Davidson, Saoud, Smith, Reilly and Ahlholm each inadvertently failed to timely file one Form 4 report disclosing their respective acquisitions of certain stock options that were granted by the Board of Directors on December 31, 2019 but contingent upon stockholder approval of an amendment and restatement of our Plan to increase the number of shares available for issuance under a previous version of the Plan, which such stockholder approval was received on June 19, 2020. Form 4 reports reporting each of the respective acquisitions were filed on August 17, 2020.

EXECUTIVE AND DIRECTOR COMPENSATION

SUMMARY COMPENSATION TABLE

The following table shows for the fiscal years ended December 31, 2020 and 2019 the compensation of the Company’s Chief Executive Officer and its two other most highly compensated executive officers at December 31, 2020, which we refer to as our “named executive officers.”

NAME AND PRINCIPAL POSITION	YEARS	SALARY ($)	BONUS ($)	OPTIONS AWARDS ($)(1)	STOCK AWARDS ($)	ALL OTHER COMPENSATION ($)		TOTAL ($)
Dr. Remy Luthringer	2020	565,110	282,555	995,797	—	2,640	(2)	1,846,102
Chief Executive Officer	2019	543,375	190,183	428,899	—	2,477	(3)	1,164,934
Geoffrey Race	2020	427,336	213,668	740,597	—	3,191	(4)	1,384,792
Executive Vice President, Chief Financial Officer and Chief Business Officer	2019	410,900	102,725	333,589	—	3,210	(5)	850,424
Jay Saoud(8)	2020	$376,000	225,600	591,199	—	12,237	(6)	1,205,036
Senior Vice President, Head of Research and Development	2019	351,495	110,383	285,930	—	11,458	(7)	759,266

(1)

In accordance with SEC rules, this column reflects the aggregate grant date fair value of the option awards granted during 2019 and 2020 computed in accordance with FASB ASC Topic 718. The assumptions we used in valuing options are described in Note 7 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on March 8, 2021. The aggregate grant date fair value does not take into account any estimated forfeitures related to service-vesting conditions. These amounts do not reflect the actual economic value that will be realized by the named executive officer upon the vesting of the stock options, the exercise of the stock options, or the sale of the common stock underlying such stock options.

(2)	Represents $2,640 paid in 2020 by the Company for Dr. Luthringer’s life insurance premiums.
(3)	Represents $2,477 paid in 2019 by the Company for Dr. Luthringer’s life insurance premiums.
(4)	Represents $3,191 paid in 2020 by the Company for Mr. Race’s life insurance premiums.
(5)	Represents $3,210 paid in 2019 by the Company for Mr. Race’s life insurance premiums.
(6)	Represents $11,409 paid in 2020 by the Company in 401(k) contributions and $828 paid in 2020 by the Company for Mr. Saoud’s life insurance premiums.
(7)	Represents $10,630 paid in 2019 by the Company in 401(k) contributions and $828 paid in 2019 by the Company for Mr. Saoud’s life insurance premiums.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table shows for the fiscal year ended December 31, 2020, certain information regarding outstanding equity awards at fiscal year end for the named executive officers.

		Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)
Dr. Remy Luthringer	649,842	—		6.00	6/29/2024
	399,623	—		5.19	4/13/2025
	320,000	—		4.71	12/03/2025
	150,000	—		13.45	12/13/2026
	262,500	87,500	(1)	6.10	12/12/2027	—	—
	150,000	50,000	(2)	6.20	1/1/2028
	205,500	205,000	(3)	7.96	12/10/2028
	23,925	71,773	(4)	7.11	12/30/2029
	88,576	265,726	(5)	7.11	12/30/2029
	—	200,000	(6)	3.50	10/12/2030
Geoffrey Race	346,585	—		6.00	6/29/2024
	213,133	—		5.19	4/13/2025
	175,000	—		4.71	12/03/2025
	100,000	—		13.45	12/13/2026
	150,000	50,000	(1)	6.10	12/12/2027	—	—
	87,500	87,500	(3)	7.96	12/10/2028
	18,608	55,824	(4)	7.11	12/30/2029
	68,892	206,676	(5)	7.11	12/30/2029
	—	140,000	(6)	3.50	10/12/2030
Jay Saoud	81,250	18,750		6.45	8/31/2027	—	—
	131,250	43,750	(1)	6.10	12/12/2027
	48,000	48,000	(3)	7.96	12/10/2028
	15,950	47,848	(4)	7.11	12/30/2029
	59,051	177,151	(5)	7.11	12/30/2029
	—	100,000	(6)	3.50	10/12/2030

(1)

25% of the shares subject to the option vested and became exercisable on December 13, 2018 and the balance of the shares will vest and become exercisable in a series of twelve equal quarterly installments upon the executive officer’s completion of each quarter of service over the three-year period thereafter.

(2)

25% of the shares subject to the option vested and became exercisable on December 13, 2018, and the balance of the shares will vest and become exercisable in a series of twelve equal quarterly installments upon the executive officer’s completion of each quarter of service over the three-year period thereafter.

(3)

25% of the shares subject to the option vested and became exercisable on December 11, 2019 and the balance of the shares will vest and become exercisable in a series of twelve equal quarterly installments upon the executive officer’s completion of each quarter of service over the three-year period thereafter.

(4)

25% of the shares subject to the option vested and became exercisable on December 31, 2020, and the balance of the shares will vest and become exercisable in a series of twelve equal quarterly installments upon the executive officer’s completion of each quarter of service over the three-year period thereafter.

(5)

25% of the shares subject to the option vested and became exercisable on December 31, 2020, and the balance of the shares will vest and become exercisable in a series of twelve equal quarterly installments upon the executive officer’s completion of each quarter of service over the three-year period thereafter.

(6)	One-third of the shares subject to the option will vest and become exercisable on December 31, 2021, and the balance of the shares vest and become exercisable on December 31, 2022.

ARRANGEMENTS WITH OUR NAMED EXECUTIVE OFFICERS

Each of our named executive officers is party to a written employment, offer or consulting agreement with us. Before becoming our employees, Dr. Luthringer and Mr. Race provided services to us under consulting agreements.

Dr. Remy Luthringer

We entered into an Amended and Restated Employment Agreement with Dr. Luthringer through our wholly owned subsidiary, Mind-NRG SARL, in August 2016 setting forth the terms of his employment. Dr. Luthringer’s principal place of work is in Geneva, Switzerland. In 2020, Dr. Luthringer was entitled to an annual base salary of $565,110, which increased to an annual base salary of $584,889, starting on January 1, 2021. Dr. Luthringer was also entitled to a discretionary bonus payment for each calendar year that ends during his employment of up to 50% of his base salary for that calendar year, which was increased as of January 1, 2021 to 55%. Dr. Luthringer is also eligible to participate in the Company’s employee benefit, welfare and other plans generally available to the other executives of the Company, as may be maintained by the Company from time to time, and is eligible for equity awards under the Company’s equity incentive plans.

Pursuant to his employment agreement, if Dr. Luthringer’s employment with us ends due to his resignation for “good reason,” his termination by us other than for “cause” or as a result of his death or disability, he is entitled to (1) continued payment of his base salary for 6 months following his termination, (2) a pro-rated portion of his target performance bonus for the year in which the termination occurs, and (3) vesting of his outstanding stock options as to that number of the then-unvested underlying shares of common stock that would have vested over the 6-month period following the end of Dr. Luthringer’s employment. If Dr. Luthringer’s employment with us or our successor ends due to his resignation for “good reason” or his termination by us or our successor other than for “cause,” in each case in connection with or within 12 months following a change of control of our company, Dr. Luthringer will be entitled to (1) continued payment of his base salary for 18 months following his termination, (2) 100% of his discretionary bonus for the year in which the termination occurs and (3) vesting of his outstanding stock options as to all then-unvested underlying shares of common stock. Dr. Luthringer’s benefits are conditioned, among other things, on his complying with his post-termination obligations under his employment agreement.

For the purposes of Dr. Luthringer’s employment agreement, Dr. Luthringer may end his employment by resignation for “good reason” if, without his written consent, there is (1) a material diminution in the nature or scope of his responsibilities, duties or authority; (2) material reduction in his base salary; (3) relocation of his principal work location more than 50 miles from the location of his principal work location as of immediately prior to such relocation; or (4) our material breach of his employment agreement. Further, for the purposes of Dr. Luthringer’s employment agreements, we may terminate him for “cause” if he (1) was convicted of a felony or a misdemeanor involving moral turpitude, (2) committed an act of fraud or embezzlement against us or our affiliates, (3) materially breached his employment agreement and failed to cure such breach within 30 days, (4) materially violated any of our written policies and failed to cure such violation within 30 days, (5) materially failed or materially refused to substantially perform his duties (other than by reason of a physical or mental impairment) or to implement the lawful written directives of our Chief Executive Officer or our board of directors that are consistent with his position, and such material failure or material refusal has continued after

30 days, (6) willfully engaged in conduct or willfully omitted to take any action, resulting in material injury to us or our affiliates, monetarily or otherwise (including with respect to our ability to comply with our legal or regulatory obligations), or (7) materially breached his fiduciary duties as our officer or as a member of our board of directors.

Geoffrey Race

We entered into an Amended and Restated Employment Agreement with Mr. Race through our wholly owned subsidiary, Mind-NRG SARL, in August 2016 setting forth the terms of his employment. Mr. Race’s principal place of work is in Cambridge, United Kingdom. In 2020, Mr. Race was entitled to an annual base salary of $427,336, which increased to an annual base salary of $442,293, starting on January 1, 2021. Mr. Race is also eligible to receive a discretionary bonus payment for each calendar year that ends during his employment of up to 50% of his base salary for that calendar year. Mr. Race is also eligible to participate in the Company’s employee benefit, welfare and other plans generally available to the other executives of the Company, as may be maintained by the Company from time to time, and is eligible for equity awards under the Company’s equity incentive plans.

Pursuant to his employment agreement, if Mr. Race’s employment with us ends due to his resignation for “good reason,” his termination by us other than for “cause” or as a result of his death or disability, he is entitled to (1) continued payment of his base salary for 12 months following his termination, (2) a pro-rated portion of his target performance bonus for the year in which the termination occurs, and (3) vesting of his outstanding stock options as to that number of the then-unvested underlying shares of common stock that would have vested over the 12-month period following the end of Mr. Race’s employment. If Mr. Race’s employment with us or our successor ends due to his resignation for “good reason” or his termination by us or our successor other than for “cause,” in each case in connection with or within 12 months following a change of control of our company, Mr. Race will be entitled to (1) continued payment of his base salary for 12 months following his termination, (2) a severance payment of an amount equal to 12 months’ of his base salary, (3) 100% of his discretionary bonus for the year in which the termination occurs and (4) vesting of his outstanding stock options as to all then-unvested underlying shares of common stock. Mr. Race’s benefits are conditioned, among other things, on his complying with his post-termination obligations under his employment agreement.

For the purposes of Mr. Race’s employment agreement, Mr. Race may end his employment by resignation for “good reason” if, without Mr. Race’s written consent, there is (1) a material diminution in the nature or scope of his responsibilities, duties or authority; (2) material reduction in his base salary; (3) relocation of his principal work location more than 50 miles from the location of his principal work location as of immediately prior to such relocation; or (4) our material breach of his employment agreement. Further, for the purposes of Mr. Race’s employment agreement, we may terminate him for “cause” if he (1) was convicted of a felony or a misdemeanor involving moral turpitude, (2) committed an act of fraud or embezzlement against us or our affiliates, (3) materially breached his employment agreement and failed to cure such breach within 30 days, (4) materially violated any of our written policies and failed to cure such violation within 30 days, (5) materially failed or materially refused to substantially perform his duties (other than by reason of a physical or mental impairment) or to implement the lawful written directives of our Chief Executive Officer or our board of directors that are consistent with his position, and such material failure or material refusal has continued after 30 days, (6) willfully engaged in conduct or willfully omitted to take any action, resulting in material injury to us or our affiliates, monetarily or otherwise (including with respect to our ability to comply with our legal or regulatory obligations), or (7) materially breached his fiduciary duties as our officer.

Jay Saoud

We entered into an Employment Agreement with Mr. Saoud in August 2017 setting forth the terms of his employment. Mr. Saoud’s principal place of work is in Waltham, Massachusetts. We entered into an amendment of the Employment Agreement with Mr. Saoud, effective as of April 1, 2019, under which Mr. Saoud agreed to increase the percentage of his working time devoted to the Company from 80% to 90%, and providing for an annual base salary of $361,538, which was equivalent to $401,709 if Mr. Saoud were devoting 100% of his time to the Company. In 2020, Mr. Saoud was entitled to an annual base salary of $376,000, which increased to an annual base salary of $389,160, starting on January 1, 2021, which is equivalent to $432,400 if Mr. Saoud were devoting 100% of his time to the Company. Mr. Saoud is also eligible to receive a discretionary bonus payment for each calendar year that ends during his employment of up to 45% of his full-time equivalent salary for that calendar year. Mr. Saoud is also eligible to participate in the Company’s employee benefit, welfare and other plans generally available to the other executives of the Company, as may be maintained by the Company from time to time, and is eligible for equity awards under the Company’s equity incentive plans.

Pursuant to his employment agreement, if Mr. Saoud’s employment with us ends due to his resignation for “good reason,” his termination by us other than for “cause” or as a result of his death or disability, he is entitled to (1) continued payment of his base salary for nine months following his termination, (2) a pro-rated portion of his target performance bonus for the year in which the termination occurs, and (3) vesting of his outstanding stock options as to that number of the then-unvested underlying shares of common stock that would have vested over the nine-month period following the end of Mr. Saoud’s employment. If Mr. Saoud’s employment with us or our successor ends due to his resignation for “good reason” or his termination by us or our successor other than for “cause,” in each case in connection with or within 12 months following a change of control of our company, Mr. Saoud will be entitled to (1) continued payment of his base salary for 12 months following his termination, (2) a severance payment of an amount equal to 12 months’ of his base salary, (3) 100% of his discretionary bonus for the year in which the termination occurs and (4) vesting of his outstanding stock options as to all then-unvested underlying shares of common stock. Mr. Saoud’s benefits are conditioned, among other things, on his complying with his post-termination obligations under his employment agreement.

For the purposes of Mr. Saoud’s employment agreement, Mr. Saoud may end his employment by resignation for “good reason” if, without Mr. Saoud written consent, there is (1) a material diminution in the nature or scope of his responsibilities, duties or authority; (2) material reduction in his base salary; (3) relocation of his principal work location more than 50 miles from the location of his principal work location as of immediately prior to such relocation; or (4) our material breach of his employment agreement. Further, for the purposes of Mr. Saoud’s employment agreement, we may terminate him for “cause” if he (1) was convicted of a felony or a misdemeanor involving moral turpitude, (2) committed an act of fraud or embezzlement against us or our affiliates, (3) materially breached his employment agreement and failed to cure such breach within 30 days, (4) materially violated any of our written policies and failed to cure such violation within 30 days, (5) materially failed or materially refused to substantially perform his duties (other than by reason of a physical or mental impairment) or to implement the lawful written directives of our Chief Executive Officer or our board of directors that are consistent with his position, and such material failure or material refusal has continued after 30 days, (6) willfully engaged in conduct or willfully omitted to take any action, resulting in material injury to us or our affiliates, monetarily or otherwise (including with respect to our ability to comply with our legal or regulatory obligations), or (7) materially breached his fiduciary duties as our officer.

Retention Program

In addition to payments and benefits under the employment or consultant agreements described above, on October 9, 2020, we adopted a retention program for certain of our key employees, including our named executive officers. Under the retention program, we will provide cash and equity incentives designed to retain certain of our key employees, including our named executive officers, pursuant to the terms and conditions contained in each such employee’s retention program letter agreement. A Retention Benefits Letter Agreement for each of our named executive officers was filed with the SEC on November 2, 2020.

On April 13, 2021, we amended this retention program by adding the following terms and conditions (the “Supplemented Retention Program”):

(i) the CEO’s target bonus for 2021 and subsequent years was increased from 50% to 55%;

(ii) each participant, including named executive officers, will be eligible to receive a guaranteed cash retention bonus for the year ended December 31, 2021 equal to 50% (or 100% in the case of the CEO and the CFO, who will not have received a bonus payment on July 31, 2021 as other participants will have) of such participant’s then-current target annual bonus for 2021, subject to continued employment through the earlier of (a) January 2, 2022 and (b) the date the Company generally pays bonuses for 2021; and

(iii) the Company retains the right, in its sole discretion, to grant bonuses on an individual-by-individual basis that exceed their target bonus amounts at the sole discretion of the Board, based on a variety of factors including, but not limited to, achievement of set objectives or as otherwise directed by the Board.

The Company intends to enter into individual letter agreements with each concerned employee, including its executive officers, in order to memorialize the individual terms of each such employee’s retention benefits under the Supplemental Retention Program.

The foregoing summary of the material terms of the Supplemental Retention Program benefits payable to the Company’s executive officers does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of each executive officer’s letter agreement. The Company intends to file copies of such agreements with its Quarterly Report on Form 10-Q for the quarter ending March 31, 2021.

Payments Upon a Change in Control

In addition to payments and benefits under their employment or consultant agreements described above, pursuant to the terms of our Amended and Restated 2013 Equity Incentive Plan, if one or more of the options granted to our named executive officers are not assumed or otherwise continued in effect by the successor corporation in the event of a change in control, such options would automatically accelerate and vest in full immediately prior to the change in control.

Confidentiality and Assignment Agreements

Each of the employment or offer agreements with our named executive officers contains provisions with respect to confidential information and assignment of inventions. Among other things, each agreement obligates each named executive officer to refrain from disclosing any of our proprietary information received during the course of employment or service with us and to assign to us any inventions conceived or developed during the course of employment or service with us.

DIRECTOR COMPENSATION

2020 Director Compensation Table

The following table presents the total compensation for each person other than our Chief Executive Officer who served as a member of our Board during 2020. Other than as set forth in the table and described more fully below, we did not pay any compensation, reimburse any expense of, make any equity awards or non-equity awards to, or pay any other compensation to any of the non-employee members of our Board in 2020.

Name	Fees Earned or Paid in Cash ($)	Option Awards(1) ($)	All Other Compensation ($)	Total ($)
William F. Doyle	64,500	79,600	—	144,100
Hans Peter Hasler	45,000	39,800	—	84,800
Jeryl Hilleman	50,000	39,800	—	89,800
Dr. David Kupfer	43,000	39,800	—	82,800
Dr. Fouzia Laghrissi-Thode	41,000	39,800	—	80,800
Jan van Heek	42,500	39,800	—	82,300

(1)

In accordance with SEC rules, this column reflects the aggregate grant date fair value of the option awards granted during 2020 computed in accordance with FASB ASC Topic 718. The assumptions we used in valuing the option awards are described in Note 7 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on March 8, 2021. The aggregate grant date fair value does not take into account any estimated forfeitures related to service-vesting conditions. These amounts do not reflect the actual economic value that will be realized by a director upon the vesting of the stock options, the exercise of the stock options or the sale of the common stock underlying such stock options.

As of December 31, 2020, the aggregate number of shares subject to outstanding equity awards held by our non-employee directors who served on our Board during 2020 was:

Name	Stock Options
William F. Doyle	160,000
Hans Peter Hasler	100,000
Jeryl Hilleman	80,000
Dr. David Kupfer	110,000
Dr. Fouzia Laghrissi-Thode	110,000
Jan van Heek	144,467

Non-Employee Director Compensation Policy

Our Amended and Restated Non-Employee Director Compensation Plan, as adopted by our Board became effective April 1, 2018. Under the terms of the current plan, each non-employee director is eligible to receive an annual cash retainer of $35,000 and the non-employee chairperson of the Board is eligible to receive an additional annual cash retainer of $50,000. The Lead Independent Director is eligible to receive an additional annual cash retainer of $10,000. The chairpersons of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee are each eligible to receive additional annual cash retainers of $15,000, $12,000 and $8,000, respectively. Other members of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee are eligible to receive additional annual cash retainers of $7,500, $6,000 and $4,000, respectively. Under the terms of the current plan, each newly elected non-employee member of the Board is also eligible to receive a one-time grant of an option to purchase 40,000 shares of common stock promptly following election or appointment to the Board, or the New Director Welcome Options. The New Director Welcome Options vest quarterly over three years, provided that the applicable non-employee director is, as of such vesting date, then a director of the Company. In addition, each non-employee director is eligible to receive an annual option grant to purchase 20,000 shares of common stock per year, or the New Annual Grants. The New Annual Grants vest in equal quarterly installments over one year, provided that the applicable non-employee director is, as of such vesting date, then a director of the Company.

TRANSACTIONS WITH RELATED PERSONS

RELATED PERSON TRANSACTIONS POLICY AND PROCEDURES

We have adopted a related person transaction policy that sets forth our procedures for the identification, review, consideration, and approval or ratification of related person transactions. For purposes of our policy only, a related person transaction is a transaction, arrangement, or relationship, or any series of similar transactions, arrangements or relationships, in which we and any related person are, were, or will be participants in which the amount involved exceeds $120,000. Transactions involving compensation for services provided to us as an employee or director are not covered by this policy. A related person is any executive officer, director, or beneficial owner of more than 5% of any class of our voting securities, including any of their immediate family members and any entity owned or controlled by such persons.

Under the policy, if a transaction has been identified as a related person transaction, including any transaction that was not a related person transaction when originally consummated, or any transaction that was not initially identified as a related person transaction prior to consummation, our management must present information regarding the related person transaction to our Audit Committee, or, if Audit Committee approval would be inappropriate, to another independent body of our Board, for review, consideration, and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to us of the transaction and whether the transaction is on terms that are comparable to the terms available to or from, as the case may be, an unrelated third party, or to or from employees generally. Under the policy, we will collect information that we deem reasonably necessary from each director, executive officer and, to the extent feasible, significant stockholder to enable us to identify any existing or potential related person transactions and to effectuate the terms of the policy. In addition, under our Code of Ethics, our employees and directors have an affirmative responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest.

In considering related person transactions, our Audit Committee, or other independent body of our Board, will take into account the relevant available facts and circumstances including, but not limited to:

•	the risks, costs, and benefits to us;

•	the impact on a director’s independence in the event that the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

•	the availability of other sources for comparable services or products; and

•	the terms available to or from, as the case may be, unrelated third parties, or to or from employees generally.

The policy requires that, in determining whether to approve, ratify, or reject a related person transaction, our Audit Committee, or other independent body of our Board, must consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, our best interests and those of our stockholders, as our Audit Committee, or other independent body of our Board, determines in the good faith exercise of its discretion.

All of the transactions described below under “Certain Related Person Transactions” were approved by the Audit Committee in accordance with our related person transaction policy.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Other than the compensation agreements and other arrangements described under “Executive and Director Compensation” and “Director Compensation” in this proxy statement and the transactions set forth below, since January 1, 2020, there has not been any transaction or series of transactions to which we were or are a party in which the amount involved exceeded or exceeds $120,000, and in which any of our directors, executive officers or holders of more than 5% of any class of our voting securities, or any members of their immediate family, had or will have a direct or indirect material interest. We believe the transactions set forth below were executed on terms no less favorable to us than we could have obtained from unaffiliated third parties.

Arrangement with PPRS Research, Inc.

Dr. Jay B. Saoud, the Company’s Senior Vice President, Head of Research and Development, provides part-time consulting services to PPRS Research, Inc., where he serves as Head of Biometrics, Pharmacokinetics, and Medical Writing. In the last fiscal year, the Company paid PPRS Research, Inc. approximately $3.2 million for program and project management services, including research and development services and coordination with investigators and contract research organizations.

Arrangement with V-Watch SA

We entered into an agreement, under which we will pay approximately $380,000 to license a device for monitoring sleep from V-Watch SA, or V-Watch, for use in certain of our clinical trials. Dr. Luthringer is the Chairman of the Board of Directors of V- Watch and funds affiliated with Index Ventures hold greater than 10% of the outstanding capital stock of V- Watch. Dr. Luthringer does not receive compensation from V-Watch and will not receive any consideration as a result of our payments to V-Watch in connection with our clinical trials, nor will funds affiliated with Index Ventures.

Equity Awards

For more information regarding stock option awards granted to our named executive officers and directors, see the sections entitled “Executive Compensation—Outstanding Equity Awards at Fiscal Year End” and “Director Compensation.”

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and certain of our executive officers. These agreements require us to indemnify these individuals and, in certain cases, affiliates of such individuals, to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Registration Rights

Funds affiliated with Index Ventures are party to an investor rights agreement providing for rights to register under the Securities Act of 1933, as amended, certain shares of our capital stock after the expiration of the 180-day period following the completion of our IPO (as may be extended under certain circumstances).

Retention Program

On October 9, 2020, we adopted a retention program for certain of our key employees, pursuant to which we will provide cash and equity incentives designed to retain such employees. On April 13, 2021, we amended this retention program by providing additional cash incentives designed to retain such employees.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information with respect to all of the Company’s equity compensation plans in effect as of December 31, 2020.

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, stock appreciation rights, stock awards and restricted stock units (a)	Weighted- average exercise price of outstanding options, stock appreciation rights, stock awards and restricted stock units	Number of securities remaining available for issuance under equity compensation plans(1) (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	10,050,523	$6.60	157,616
Equity compensation plans not approved by security holders	—	—	—

Total	10,050,523	$6.60	157,616

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Minerva Neurosciences, Inc. stockholders will be “householding” the Company’s proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your broker or the Company. Direct your written request to Minerva Neurosciences, Inc. to the attention of our Corporate Secretary, 1601 Trapelo Road, Suite 286, Waltham, MA 02451, or contact our Corporate Secretary at (617) 600-7373. Stockholders who currently receive multiple copies of the Notices of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board

Devin Smith
Corporate Secretary

April    , 2021

A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2020 is available without charge upon written request to: Corporate Secretary, Minerva Neurosciences, Inc., 1601 Trapelo Road, Suite 286, Waltham, MA 02451.

VOTE BY INTERNET—www.proxyvote.comUse the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.During The Meeting—Go to www.virtualshareholdermeeting.com/NERV2021MINERVA NEUROSCIENCES, INC. 1601 TRAPELO ROAD, SUITE 286WALTHAM, MA 02451 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.VOTE BY PHONE—1-800-690-69031Investor Address Line 1 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Investor Address Line 2 Eastern Time the day before the cut-off date or meeting date. Have your proxy card in Investor Address Line 3 1 1 OF hand when you call and then follow the instructions.Investor Address Line 4Investor Address Line 5 VOTE BY MAILJohn Sample Mark, sign and date your proxy card and return it in the postage-paid envelope we have 1234 ANYWHERE STREET 2 provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.ANY CITY, ON A1A 1A1CONTROL # â†’ NAMETHE COMPANY NAME INC.—COMMON SHARES 123,456,789,012.12345 THE COMPANY NAME INC.—CLASS A 123,456,789,012.12345 THE COMPANY NAME INC.—CLASS B 123,456,789,012.12345 THE COMPANY NAME INC.—CLASS C 123,456,789,012.12345 THE COMPANY NAME INC.—CLASS D 123,456,789,012.12345 THE COMPANY NAME INC.—CLASS E 123,456,789,012.12345 THE COMPANY NAME INC.—CLASS F 123,456,789,012.12345 THE COMPANY NAME INC.—401 K 123,456,789,012.12345PAGE 1 OF 2xTO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLYTHIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.For Withhold For All To withhold authority to vote for any All All Except individual nominee(s), mark “For All Except” and write the number(s) of theThe Board of Directors recommends you vote FOR 0 the following: nominee(s) on the line below. 2 0 0 01. Election of Directors Nominees 000000000001) William F. Doyle 02) Hans Peter HaslerThe Board of Directors recommends you vote FOR the following proposals: For Against Abstain2. To approve the Company’s Stock Option Exchange Program. 0 0 0 3. Advisory vote to approve compensation of the Company’s executive compensation (“say on pay”). 0 0 0 4. Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public 0 0 0 accounting firm for the fiscal year ending December 31, 2021.NOTE: Such other business as may properly come before the meeting or any adjournment thereof.177 Investor Address Line 10 .Investor Address Line 20 ... R1 Investor Address Line 3 Investor Address Line 4 Investor Address Line 51 Please sign exactly as your name(s) appear(s) hereon. When signing as_ John Sample attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must 1234 ANYWHERE STREET sign. If a corporation or partnership, please sign in full corporate or ANY CITY, ON A1A 1A1 partnership name by authorized officer.0000509203 SHARESCUSIP # JOB # SEQUENCE #Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:The Notice and Proxy Statement and Annual Report are available at www.proxyvote.comMINERVA NEUROSCIENCES, INC. Annual Meeting of Stockholders June 11, 2021 8:00 AM EDTThis proxy is solicited by the Board of DirectorsThe stockholder(s) hereby appoint(s) Remy Luthringer and Geoffrey Race, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of MINERVA NEUROSCIENCES, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:00 AM EDT on June 11, 2021 virtually via the Internet at www.virtualshareholdermeeting.com/NERV2021, and any adjournment or postponement thereof.This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.. 177 . 0 . 0 R1 _ 2 0000509203Continued and to be signed on reverse side